Exhibit 99.1
ION elects new Director
HOUSTON - June 17, 2019 - ION Geophysical Corporation (NYSE: IO) today announced the election of Mr. Michael McGovern to its Board of Directors, and his appointment to the Compensation Committee of the Board, effective June 17, 2019.  Mr. McGovern was elected to replace Mr. Franklin Myers, who retired from ION’s Board on June 17, 2019.
Mr. McGovern is currently Chairman and CEO of Sherwood Energy, LLC, a private company focused on aggregating hydrocarbon reserves through ownership of working interests in oil and natural gas leases.  He also serves on the boards of Fibrant LLC, a private chemical manufacturing company, Cactus, Inc., a manufacturer and designer of wellheads and pressure control equipment, and Nuverra Environmental Solutions, which provides delivery, recycling and disposal of materials generated in shale oil production.
Mr. McGovern has more than forty years’ experience in the energy industry, and has served as a director and as an executive at multiple public and private companies.  He holds a Bachelor of Science degree in Business from Centenary College of Louisiana.
“Serving on the Board of ION has been a very rewarding part of my career, for which I’m honored and grateful,” said Mr. Myers.  “It’s very satisfying that my last action as Director was to elect Mike to the Board.  I am confident that his leadership and experience make him a great asset to ION.”
Jay Lapeyre, Chairman of the Board, said this of the transition, “On behalf of ION, I would like to thank Franklin Myers for eighteen years of distinguished service and exceptional contributions to the Company, for which we are deeply grateful, and I want to extend a warm welcome to Mike McGovern.  Mike brings great depth of experience and leadership to ION.  His experience in energy and technology will be especially valuable as we execute on our long-term strategic vision, expand into new markets and continue to lead in delivering tools that empower data-driven decision making.”

About ION
ION develops and leverages innovative technologies, creating value through data capture, analysis and optimization to enhance critical decision-making, enabling superior returns. For more information, visit iongeo.com.
Contacts
ION (Investor relations)

Executive Vice President and Chief Financial Officer
Steve Bate, +1 281.552.3011
steve.bate@iongeo.com
ION (Media relations)
Vice President, Communications
Rachel White, +1 281.781.1168
rachel.white@iongeo.com

The information herein contains certain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. These forward-looking statements may include information and other statements that are not of historical fact. Actual results may vary materially from those described in these forward-looking statements. All forward-looking statements reflect numerous assumptions and involve a number of risks and uncertainties. These risks and uncertainties include the risks associated with the timing and development of ION Geophysical Corporation's products and services; pricing pressure; decreased demand; changes in oil prices; and political, execution, regulatory, and currency risks. These risks and uncertainties also include risks associated with the WesternGeco litigation and other related proceedings. We cannot predict the outcome of this litigation or the related proceedings. For additional information regarding these various risks and uncertainties, including the WesternGeco litigation, see our Form 10-K for the year ended December 31, 2018, filed on February 8, 2019. Additional risk factors, which could affect actual results, are disclosed by the Company in its fillings with the Securities and Exchange Commission ("SEC"), including its Form 10-K, Form 10-Qs and Form 8-Ks filed during the year. The Company expressly disclaims any obligation to revise or update any forward-looking statements.